Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Purchase and Redemption of Shares - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 26, 2015 relating to the financial statements of AB Fixed-Income Shares, Inc. - Government STIF Portfolio (formerly known as AllianceBernstein Fixed-Income Shares, Inc. - Government STIF Portfolio) for the fiscal year ended April 30, 2015 which is incorporated by reference in this Post-Effective Amendment No. 40 to the Registration Statement (Form N-1A No. 33-34001) of AB Fixed-Income Shares, Inc.


                                                /s/ ERNST & YOUNG LLP



New York, New York
August 26, 2015